INVESTMENT ADVISER INTRODUCING AGREEMENT

________________________

This INVESTMENT ADVISER INTRODUCING AGREEMENT (the “Agreement”) is made and entered into as of the ____ day of _______, 20__, among __________________, (“Adviser”), Arete Wealth Management, LLC (“Arete”) and MacKenzie Realty Capital, Inc. (“MRC”).
WHEREAS, MRC is conducting a Regulation A offering (the “Offering”) of Series A and B Preferred Shares (the “Shares”) under an Offering Circular, filed under Regulation A of the Securities Act of 1933 as amended (the “1933 Act”) and under the laws of various states (collectively, the “State Securities Laws,” and together with the 1933 Act, the “Securities Laws”);
WHEREAS, Arete is a registered broker-dealer and is serving as the managing broker-dealer for the Offering, and will also sell Shares directly to clients of Adviser (“Clients”) under the terms of this Agreement and under the terms of that Marketing Services Agreement between Arete and MRC (the “Marketing Agreement”);
WHEREAS, Adviser is an entity organized and presently in good standing under the laws of its state of formation, and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), or is registered or licensed as an investment adviser by the appropriate regulatory agency of each state in which Adviser has Clients, or is exempt from such registration requirements;
WHEREAS, MRC has prepared and furnished to Adviser the Offering Circular and such other information and materials as it deems appropriate in connection with its Offering;
WHEREAS, the offer and sale of the Shares will be made pursuant to the terms and conditions of the Offering Circular and, further, pursuant to the terms and conditions of all applicable Securities Laws, including the rules adopted under such Securities Laws by the Securities and Exchange Commission (“SEC”) and applicable state securities regulators (collectively, the “Securities Laws Provisions”); and
WHEREAS, Arete desires to give the Clients the opportunity to purchase the Shares, and Adviser is willing and desires to provide its Clients with information concerning the Shares and the procedures for subscribing for the Shares upon the following terms and conditions.
NOW, THEREFORE, in consideration of the premises and terms and conditions thereof, it is agreed between MRC, Arete and Adviser as follows:
1. Purchase of Shares.
(a) Subject to the terms and conditions hereof, Arete hereby makes available for purchase by the Clients a portion of the Shares.  Adviser hereby covenants, represents, warrants and agrees that, in regard to any purchase of the Shares by Clients, it will comply with all of the terms and conditions of the Offering Circular, all applicable Securities Laws Provisions and laws governing fiduciaries, and any and all regulations and rules pertaining thereto.  Neither Adviser nor any other person will have any authority to give any information or make any representations, verbal or written, in connection with the Shares other than as contained in the Offering Circular or other material provided by MRC or Arete, and as is otherwise expressly authorized in writing by MRC or Arete.

(b) Clients may, following receipt of notice to Adviser from Arete or MRC of the commencement of the Offering in applicable jurisdictions, purchase the Shares according to all such terms as are contained in the Offering Circular.  Adviser must comply with all requirements contained in the Offering Circular.  Adviser must use and distribute, in connection with the acquisition by its Clients of the Shares, only the Offering Circular and other materials as shall conform in all respects to any restrictions of the Securities Laws Provisions, and which has been approved in advance in writing by MRC or Arete.  MRC and Arete reserve the right to establish such additional procedures as either may deem necessary to ensure compliance with the requirements of the Offering, and Adviser must comply with all such additional procedures to the extent that it has received written notice thereof.
(c) All monies for purchase of any of the Shares must be given to MRC, where such monies will be deposited in an account established by MRC solely for such subscriptions.  Subscriptions will be executed as described in the Offering Circular and the Subscription Agreement provided as part of the Offering Circular (the “Subscription Agreement”).
(d) During the full term of this Agreement, MRC will have full authority to take such action as it may deem advisable in respect to all matters pertaining to the performance of Adviser under this Agreement.
(e) The Shares may be purchased by Clients only where the Shares may be legally offered and sold under the provisions of the Securities Laws Provisions, only by such persons in such states who shall be legally qualified to purchase the Shares, and only by such persons in such states in which Adviser is registered as an investment adviser or exempt from any applicable registration requirements.
(f) Adviser has no obligation under this Agreement to advise its Clients to purchase any of the Shares.
(g) Adviser will use every reasonable effort to assure that Shares are purchased only by its Clients who:
(1) meet the investor suitability standards described in the Offering Circular and included in Exhibit A (which may be updated by MRC from time to time) and minimum purchase requirements provided in the Offering Circular;
(2) can reasonably benefit from an investment in the Shares based on each prospective investor’s overall investment objectives and portfolio structure;
(3) are able to bear the economic risk of the investment based on each prospective investor’s overall financial situation; and
(4) have demonstrated to Adviser that they have an apparent understanding of: (a) the fundamental risks of the investment; (b) the risk that the prospective investor may lose the entire investment; (c) the lack of liquidity of the Shares; (d) the restrictions on transferability of the Shares; (e) the background and qualifications of the officers and directors of MRC and its investment adviser and administrator; and (f) the tax consequences of an investment in the Shares.

Adviser will make the determinations required to be made by it under subparagraph (g) based on information it has obtained from each prospective investor, including, at a minimum the prospective investor's age, investment objectives, investment experience, income, net worth, financial situation, other investments of the prospective investor, as well as any other pertinent factors deemed by Adviser to be relevant.
(h) In addition to complying with the provisions of subparagraph (g) above, and not in limitation of any other obligations of Adviser to determine suitability imposed by any applicable Securities Laws Provisions, Adviser agrees that it will comply with the following provisions:
(1) Adviser shall have reasonable grounds to believe, based upon information provided by the investor concerning his investment objectives, other investments, financial situation and needs, and upon any other information known by Adviser, that (a) each Client that purchases Shares (each a “Purchaser”) is or will be in a financial position appropriate to enable him/her to realize to a significant extent the benefits (including tax benefits) of an investment in the Shares, (b) each Purchaser has a fair market net worth sufficient to sustain the risks inherent in an investment in the Shares (including potential loss and lack of liquidity), and (c) the Shares otherwise are or will be a suitable investment for each Purchaser;
(2) Adviser may not recommend or implement any transaction involving the purchase of Shares in an account without prior written approval of the transactions by the Client;
(3) Adviser must have reasonable grounds to believe, based upon the information made available to it, that all material facts regarding Client are adequately and accurately disclosed in the Subscription Agreement and provide a basis for evaluating the Purchaser;
(4) In making the determination set forth in subparagraph (3) above, Adviser must evaluate items of compensation, physical properties, tax aspects, financial stability and experience of MRC, conflicts of interest and risk factors, valuations, as well as any other information deemed pertinent by Adviser;
(5) Adviser must inform each prospective Purchaser of all pertinent facts relating to the liquidity and marketability of the Shares;
(6) Adviser, unless otherwise licensed as such, may not act as a broker or dealer in connection with the offer or purchase of Shares to be made by any Client.
(i) Adviser agrees to retain in its files, for a period of at least six years, information which will establish that each Purchaser falls within the permitted class of investors described in the Offering Circular and meets the above requirements, and agrees to provide such records to MRC and Arete upon request.
(j) Adviser hereby confirms that it is familiar with Securities Laws Provisions applicable to the offer and sale of securities, and confirms that it has complied and will comply therewith in connection with any recommendation it makes to a Client respecting the Shares.
(k) A sale of Securities shall be deemed to be completed only after MRC receives a properly completed Subscription Agreement from a Client evidencing the fact that the Purchaser has received the Offering Circular and only after such Subscription Agreement has been accepted in writing by MRC.
(l) As authorized in the Offering Circular, a Client may purchase Shares in the Offering net of commissions that are payable to Arete under the Marketing Agreement or other commissions payable to other broker-dealers as described in the Offering Circular, provided that Adviser’s only compensation relating to Client and its ownership of Shares is under an effective advisory agreement between Adviser and Purchaser (“Advisory Agreement”) under which Adviser has advised Purchaser on an ongoing basis regarding investments (which may include investments in MRC) for a fee that is not transactionally based on the purchase of Shares, but rather upon the value of assets in Client’s account with Adviser.

2. Compensation to Adviser.
MRC and Arete acknowledge that Adviser may receive compensation for its advisory services to Clients, or reimbursements of costs and charges incurred in the performance of its services, from a variety of sources, including Clients under Advisory Agreements.  Adviser acknowledges and represents that it does not charge Clients a fee or charge based upon the sale of the Shares purchased by a Purchaser.  Adviser represents and warrants that its fee arrangements would not be deemed excessive under applicable Securities Laws Provisions.  MRC, Arete and Adviser all acknowledge that Adviser is not otherwise affiliated with MRC or Arete.
3. Association of MRC with Other Advisers and Dealers.
It is understood among MRC and Adviser that MRC and Arete may cooperate with other broker-dealers that are registered as broker-dealers with the Financial Industry Regulatory Authority, Inc. (“FINRA”) or with other registered investment advisers.  Such broker-dealers may enter into agreements with MRC and/or Arete on terms and conditions appropriate to registered broker-dealers and shall receive such rates of commission or other fees as are agreed to between MRC and the respective broker-dealers, and investment advisers may enter into introducing agreements with MRC and/or Arete on terms and conditions similar to this Agreement and providing to their clients benefits similar to those provided herein, in either instance in accordance with the terms of the Offering Circular.
4. Arete Requirements.
Adviser understands and agrees that Purchasers’ transactions will be effected by Arete in its capacity as a registered broker-dealer under the Marketing Agreement.  Adviser will coordinate with Arete in providing to Arete all required account information for Purchasers.  Adviser agrees to provide to Arete a copy of Advisory Agreements.  Adviser further agrees to provide evidence of compliance with applicable Securities Laws Provisions, including the Advisers Act, as may reasonably be requested by Arete.  Adviser understands and agrees that Arete is relying on Adviser’s determination regarding the suitability of an investment in the Shares by Clients and will treat any order to purchase Shares as an unsolicited order.  Arete will have final approval regarding the investment in the Shares by Clients and may reject any Client upon the exercise of reasonable discretion.  Adviser acknowledges that Arete will receive an administrative fee of up to 1.9% of the purchase price of the Shares in connection with the sale of Shares to Clients under the terms of the Marketing Agreement, and Adviser covenants to inform each Purchaser of such fee.
5. Conditions of Adviser’s Obligations.
Adviser’s obligations hereunder are subject, during the full term of this Agreement and the Offering, to (a) the performance by MRC and Arete of their obligations hereunder and compliance by MRC with the covenants contained in Section 8 hereof; and (b) the condition that the Registration Statement is effective under the 1933 Act and permitted to be used in the selected states the Offering is authorized to be conducted in.
6. Conditions to MRC’s and Arete’s Respective Obligations.
The respective obligations of MRC and Arete hereunder are subject, during the full term of this Agreement and the Offering, to the conditions that: (a) from the commencement of the Offering, and thereafter during the term of this Agreement while any Shares remain unsold, the Registration Statement shall remain in full force and effect authorizing the offer and sale of the Shares; and (b) Adviser shall have satisfactorily performed all of its obligations hereunder and complied with the covenants contained in Section 7 hereof.  Adviser agrees to furnish to MRC and Arete such documents or other materials as may be requested to confirm the eligibility of Clients to participate in the Offering.

7. Covenants of Adviser.
Adviser covenants with and warrants and represents to MRC and Arete, during the full term of this Agreement, that:
(a) Adviser is registered as an investment adviser under the Advisers Act, or under one or more state securities laws, and has complied with registration or notice filing requirements of the appropriate regulatory agency in each state in which Adviser has Clients, or is exempt from such registration requirements.
(b) Adviser will comply with all applicable Securities Laws Provisions, including the disclosure requirements and record keeping requirements.
8. Covenants of MRC.
MRC covenants with and warrants and represents to Adviser, during the full term of this Agreement, that:
(a) It will maintain the accuracy of the Offering Circular as required under the 1933 Act and to make such amendments as may be reasonably necessary for that purpose.
(b) It will inform Adviser whenever and as soon as it receives or learns of any order issued by the SEC, any state regulatory agency or any other regulatory agency which otherwise prevents or affects the offering or sale of the Shares, or receives notice of any proceedings regarding any such order.
(c) It will use its best efforts to prevent the issuance of any order described herein at subparagraph (b) hereof and to obtain the lifting of any such order if issued.
(d) It will give Adviser written notice when the Offering Circular becomes available.  Subject to the limitations imposed by Securities Laws Provisions, it will deliver to Adviser such number of copies of the Offering Circular, and any supplements and amendments thereto as Adviser may reasonably request for its use with Clients.
(e) It will promptly notify Adviser of any subsequent amendments to the Offering Circular, and will furnish Adviser with copies of any revised Offering Circular.
9. Payment of Costs and Expenses.
Adviser must pay all costs and expenses incident to the performance of its obligations under this Agreement, subject to any contractual right to be reimbursed by a Client or third party for any cost or expenditure it may incur.

10. Indemnification.
(a) Adviser agrees to indemnify, defend and hold harmless MRC, Arete, their respective affiliates and their or its officers, directors, trustees, employees and agents, against all losses, claims, demands, liabilities and expenses, joint or several, including reasonable legal and other expenses incurred in defending such claims or liabilities (collectively, “Claims”), whether or not resulting in any liability to MRC, Arete, their respective affiliates and or their officers, directors, trustees, employees or agents, which they or any of them may incur arising out of the Offering or sale of the Shares to any Purchaser if such Claim arises out of or is based upon (i) an untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission of a material fact, by Adviser, or any person acting on its behalf, other than a statement, omission, or alleged omission by Adviser which is also, as the case may be, contained in or omitted from the Offering Circular, (ii) any unauthorized verbal or written representation made in connection with the Offering by Adviser, or any person acting on its behalf, or (iii) the breach by Adviser, or any person acting on its behalf, of any of the terms and conditions of this Agreement.  This indemnity provision will survive the termination of this Agreement.
(b) MRC agree to indemnify, defend and hold harmless Adviser, its officers, directors, employees and agents, against all Claims which they or any of them may incur, including alleged violations of the 1933 Act, but only to the extent that such losses, claims, demands, liabilities and expenses shall arise out of or be based upon (i) any untrue statement of a material fact contained in the Offering Circular, or in any amendment or supplement thereto, or (ii) any omission or alleged omission to state therein a material fact required to be stated in the Offering Circular, or necessary to make such statements, and any part thereof, not misleading.  This indemnity provision will survive the termination of this Agreement.
(c) Arete agrees to indemnify, defend and hold harmless MRC, Adviser, their respective affiliates and their or its officers, directors, trustees, employees and agents, against all Claims, whether or not resulting in any liability to MRC, Adviser, their respective affiliates and or their officers, directors, trustees, employees or agents, which they or any of them may incur arising out of the Offering or sale of the Shares to any Purchaser, or any person acting on Adviser’s behalf pursuant to this Agreement, if such Claim arises out of or is based upon (i) an untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission of a material fact, other than a statement, omission, or alleged omission by Arete which is also, as the case may be, contained in or omitted from the Offering Circular, (ii) any unauthorized verbal or written representation made in connection with the Offering, or (iii) the breach by Arete, or any person acting on its behalf, of any of the terms and conditions of this Agreement.  This indemnity provision will survive the termination of this Agreement.
(d) No indemnifying party will be liable under the indemnity agreements contained in subparagraphs (a) - (c) above unless the party to be indemnified has notified such indemnifying party in writing promptly after the summons or other first legal process giving information of the nature of the Claim served upon the party to be indemnified, but failure to notify an indemnifying party of any such Claim shall not relieve it from any liabilities which it may have to the indemnified party against whom action is brought other than on account of its indemnity agreement contained in subparagraphs (a) - (c) above.  In the case of any such Claim, if the party to be indemnified notified the indemnifying party of the commencement thereof as aforesaid, the indemnifying party will be entitled to participate at its own expense in the defense of such Claim.  If it so elects, in accordance with arrangements satisfactory to any other indemnifying party or parties similarly notified, the indemnifying party has the option to assume the entire defense of the Claim, with counsel who shall be satisfactory to such indemnified party and all other indemnified parties who are defendants in such action; and after notice from the indemnifying party of its election so to assume the defense thereof and the retaining of such counsel by the indemnifying party, the indemnifying party will not be liable to such indemnified party under subparagraphs (a) - (c) above for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, other than for the reasonable costs of investigation.

11. Term of Agreement.
This Agreement will become effective on the date the Registration Statement is declared effective by the SEC, or later upon its execution by the parties.  Any party may prevent this Agreement from becoming effective, without liability to the other, by written notice before the time this Agreement otherwise would have become effective.  After this Agreement becomes effective, any party may terminate it at any time for any reason by giving thirty (30) days' written notice to the other parties; provided, however, that this Agreement will in any event automatically terminate at the first occurrence of any of the following events: (a) the Registration Statement is not effective or an order is issued to stop using the Offering Circular; (b) the Offering is terminated; or (c) Adviser's license or registration to act as an investment adviser is revoked or suspended.
12. Notices.
All notices and communications hereunder must be in writing and be deemed to have been given and delivered when deposited in the United States mail, postage prepaid, registered or certified mail, to the applicable address set forth below.
If sent to MRC:
MacKenzie Realty Capital
Attn: Jen Ireland
89 Davis Road, Suite 100
Orinda, CA 94563

If sent to Arete:
Arete Wealth Management
1115 W Fulton Market
3rd Floor
Chicago, IL 60607

If sent to Adviser:
__________________________
__________________________
__________________________

13. Successors.
This Agreement will be binding upon and inure to the benefit of the parties hereto, and may not be assigned or transferred by Adviser by operation of law or otherwise.
14. Miscellaneous.
(a) This Agreement will be construed in accordance with the applicable laws of the State of California, without regard to that state’s conflicts of laws provisions.
(b) Nothing in this Agreement will constitute Adviser as in association with or in partnership with MRC or with Arete.
(c) This Agreement embodies the entire understanding between the parties to the Agreement, and no variation, modification or amendment to this Agreement will be deemed valid or effective unless it is in writing and signed by all parties hereto.
(d) The representations, warranties and agreements contained in this Agreement are made as of the date hereof and as of any time during the Offering period and such representations, warranties and agreements, including the indemnity provisions herein, will remain operative and survive the sale of the Shares.
(f) This Agreement may be executed in counterpart copies, each of which shall be deemed an original but all of which together will constitute one and the same instrument comprising this Agreement.
REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth above.
MRC	Arete
MacKenzie Realty Capital, Inc.	Arete Wealth Management, LLC
By: ______________________________	By: ______________________________
Chip Patterson, Secretary	Name: ________________________
Title: _________________________
Date: _________________________	Date: _________________________

Adviser

By: ______________________________
Name: ________________________
Title: _________________________
Date: _________________________

Exhibit A

Suitability Standards

1. Purchasers must have (i) a minimum annual gross income of $70,000 and a minimum net worth of $70,000; or (ii) a minimum net worth of $250,000.
2.  Unless specified otherwise by a particular state in the table below, net worth must be determined exclusive of home, home furnishings, and automobiles.
3.  Investors residing in the following states must meet the following additional suitability requirements:
Idaho Investors: Investors in Idaho must have either (i) a minimum annual gross income of $85,000 and a minimum liquid net worth of $85,000; or (ii) a minimum liquid net worth of $300,000. Additionally, Share purchases by Idaho investors may not exceed 10.0% of their liquid net worth. “Liquid net worth” shall include only cash and cash equivalents (including assets that may be convertible to cash within one year).
Iowa Investors: Investors in Iowa must have either (i) a minimum annual gross income of $100,000 and a minimum net worth of $100,000; or (ii) a minimum net worth of $350,000. Additionally, Iowa investors must limit their aggregate investment in this offering and in securities of other non-traded direct participation programs to 10.0% of such investors’ liquid net worth (cash, cash equivalents and readily marketable securities).
Kansas Investors: The Kansas Securities Commissioner advises the following:
It is recommended by the Office of the Securities Commissioner that Kansas investors limit their aggregate investment in the securities of MRC and other non‑traded BDCs to not more than 10.0% of their liquid net worth. For these purposes, liquid net worth is defined as that portion of total net worth (total assets minus liabilities) that is comprised of cash, cash equivalents and readily marketable securities, as determined in conformity with Generally Acceptable Accounting Principles.
Kentucky Investors: The Kentucky Department of Financial Institutions Division of Securities advises that MRC is a business development company. As such, all Kentucky residents who invest in the Shares must have a minimum gross annual income of $85,000 and a minimum net worth of $85,000 (as defined in the North American Securities Administrators Association Omnibus Guidelines), or a minimum net worth alone of $300,000. Moreover, no Kentucky resident shall invest more than 10% of his or her liquid net worth in the Shares.
Maine Investors: The Maine Office of Securities recommends that an investor’s aggregate investment in this offering and similar direct participation investments not exceed 10.0% of the investor’s liquid net worth. For this purpose, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.
Massachusetts Investors: The total amount invested by a Massachusetts investor in MRC and other non‑traded direct participation programs should not exceed 10.0% of their liquid net worth (assets minus liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.
Michigan Investors: The total amount invested in MRC by Michigan investors may not exceed 10.0% of the investor’s liquid net worth (cash, cash equivalents and readily marketable securities).
Missouri Investors:  No more than 10.0% of any one Missouri investor’s liquid net worth shall be invested in the Shares.
Nebraska Investors: Investors in Nebraska must have either (i) a minimum annual gross income of $100,000 and a minimum net worth of $100,000; or (ii) a minimum net worth of $350,000. Additionally, Nebraska investors must limit their aggregate investment in this offering and in the securities of other non-publicly traded direct participation programs to 10.0% of their net worth.

New Jersey Investors: Investors who reside in the state of New Jersey must have either (i) minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (b) a minimum liquid net worth of $350,000.  For these purposes, “liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles, minus total liabilities) that consists of cash, cash equivalents and readily marketable securities.  In addition, the total investment in the Company, the Company’s affiliates and other non-publicly traded direct investment programs (including real estate investment trusts, business development companies, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federal and state exempt private offerings) by a New Jersey investor may not exceed ten percent (10%) of such investor’s liquid net worth.

New Mexico Investors: The New Mexico Securities Division advises the following:

It shall be unsuitable for a New Mexico investor’s aggregate investment in the shares of MRC, its affiliates and other non‑traded BDCs and non‑traded REITs to exceed 10.0% of his/her liquid net worth. For these purposes, “liquid net worth” is defined as that portion of total net worth (total assets exclusive of primary residence, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.
Ohio Investors: The Ohio Division of Securities advises the following:
It shall be unsuitable for an Ohio investor’s aggregate investment in the shares of MRC, its affiliates and other non‑traded BDCs and non‑traded REITs to exceed 10.0% of his/her liquid net worth. For these purposes, “liquid net worth” is defined as that portion of total net worth (total assets exclusive of primary residence, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.
Oklahoma & Oregon Investors: Total purchases of MRC in this offering by investors in New Mexico, Oklahoma and Oregon may not exceed 10.0% of their net worth.
Tennessee Investors: Investors in Tennessee must have either (i) a minimum annual gross income of $100,000 and a minimum net worth of $100,000; or (ii) a minimum net worth of $500,000. Additionally, Share purchases by Tennessee investors may not exceed 10.0% of their liquid net worth.
Texas Investors: Investors in Texas must have either (i) a minimum annual gross income of $100,000 and a minimum net worth of $100,000; or (ii) a minimum net worth of $250,000. Additionally, Share purchases by Texas investors may not exceed 10.0% of their net worth.
Vermont Investors:  Investors in Vermont who do not meet the definition of an “accredited investor” within the meaning of the federal securities laws (17 C.F.R. §230.501) may not purchase an amount in this offering that exceeds 10% of such investor’s liquid net worth. For these purposes, “liquid net worth” is defined as an investor’s total assets (not including home, home furnishings or automobiles) minus total liabilities.